Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Limbach Holdings, Inc. of our report dated April 17, 2017 relating to the consolidated balance sheet of Limbach Holdings, Inc. and Subsidiaries as of December 31, 2016 (Successor) and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from July 20, 2016 to December 31, 2016 (Successor) and the consolidated balance sheet of Limbach Holdings LLC and Subsidiaries as of December 31, 2015 (Predecessor) and the related consolidated statements of operations, members’ equity, and cash flows for the period from January 1, 2016 to July 19, 2016 (Predecessor) and the year ended December 31, 2015 (Predecessor), appearing in the Annual Report on Form 10-K of Limbach Holdings, Inc. for the year ended December 31, 2016, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Indianapolis, Indiana

June 2, 2017